Exhibit 99.1

For Immediate Release

March 21, 2012

For more information:	Rex S. Schuette
Chief Financial Officer
706-781-2265
rex_schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. APPOINTS TWO DIRECTORS

BLAIRSVILLE, GA, March 21, 2012 – United Community Banks, Inc. (NASDAQ: UCBI) ("United") today announced that its Board of Directors unanimously approved the appointments of Steven J. Goldstein and Thomas A. Richlovsky to its Board of Directors and to the Board of Directors of its subsidiary, United Community Bank.

“We are delighted to have Steve and Tom join our Board of Directors,” said Jimmy Tallent, United’s president and chief executive officer. “Both will provide valuable perspectives with their extensive executive-level financial institution experience and their in-depth knowledge of accounting, finance, treasury, enterprise risk management, and regulatory matters.”

Mr. Goldstein was executive vice president and chief financial officer of the Federal Home Loan Bank of Atlanta from 2007 to 2011. His responsibilities included financial and regulatory reporting, Sarbanes-Oxley compliance, accounting operations, oversight of financial modeling, and enterprise risk management.  Mr. Goldstein was senior vice president and chief financial officer of Royal Bank of Canada’s U.S. and International divisions from 2001 to 2006 following its acquisition of Centura Banks, Inc. in 2001, where Mr. Goldstein was chief financial officer from 1997 to 2001.  For the previous 15 years, Mr. Goldstein held several senior management roles with financial services consulting firms and served as a buy-side analyst and as deputy director of the Office of Public and Economic Research at the Federal Home Loan Bank Board in Washington, D.C.  He began his career as assistant professor of finance at the University of South Carolina after earning bachelors, masters and doctorate degrees from the University of Georgia.

Mr. Richlovsky was executive vice president at PNC Financial Services Group Inc. from 2009 to 2011, following PNC’s acquisition of National City Corporation in December 2008.  While at PNC, he assisted with the integration of National City’s financial functions as well as led or co-led several areas within the PNC finance group.  Mr. Richlovsky was chief financial officer, treasurer and principal accounting officer of National City at the time of its acquisition by PNC.  During his 30-year tenure with National City, he gained extensive financial, accounting, and treasury expertise and earned progressively greater responsibilities. He began his career in 1973 as an auditor with Ernst & Ernst, a predecessor firm of Ernst & Young LLP, and received his bachelors degree from Cleveland State University.  He is a Certified Public Accountant.

The United Board also accepted the retirement of Director Hoyt O. Holloway and Director Emeritus Senator Zell B. Miller effective at the end of their terms on May 16, 2012.  “Hoyt and Zell have been key members of the United family,” commented Tallent.  “Having served with a great deal of enthusiasm and integrity, they will be greatly missed both personally and professionally.”

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $7.0 billion and operates 27 community banks with 106 banking offices located throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and east Tennessee. United specializes in providing personalized community banking services to individuals and small to mid-size businesses and also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United’s common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at United’s web site at www.ucbi.com.